Exhibit 10.6

DIVIDEND REINVESTMENT PLAN

OF

BLACKROCK TCP CAPITAL CORP.

TERMS AND CONDITIONS

BlackRock TCP Capital Corp., a Delaware corporation (the “Corporation”), hereby adopts the following plan (the "Plan") with respect to all dividends and distributions (collectively, “distributions”) declared by its Board of Directors on shares of its Common Stock (as defined below):

1.
Unless a stockholder of the Corporation's common stock (“Common Stock”) specifically elects to have their distributions automatically reinvested in additional Common Stock as set forth below, if the Board of Directors declares a distribution, each stockholder will receive such distribution in cash (the “Cash Dividends”), provided that stockholders of any investment company acquired by the Corporation or a subsidiary thereof that participated in such investment company’s dividend reinvestment plan (prior to the termination of such plan in connection with the merger) will have their distributions automatically reinvested in additional shares of Common Stock in accordance with the terms of this Plan following such acquisition, unless and until they elect to cease participating in this Plan.

2.
Such Cash Dividends shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the Cash Dividends involved.

3.
A stockholder may, however, elect to have their distributions automatically reinvested in additional shares of Common Stock. To exercise this option, such stockholder shall notify Computershare Trust Company, N.A., the plan administrator (the “Plan Administrator”), in writing so that such notice is received by the Plan Administrator no later than the record date fixed by the Board of Directors for the distribution involved. The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each stockholder who has elected to participate in the Plan or in the plan of any business development company acquired by the Corporation (each a “Participant”). The amount of Common Stock to be issued to Participants pursuant to the Plan will be calculated by reference to all shares of Common Stock owned by the Participant, whether held in its Plan account or elsewhere. The Plan Administrator will maintain all Participants’ accounts in the Plan and furnish written confirmation of all transactions in the accounts, including information needed by Participants for tax records. Common Stock in the account of each Plan participant will be held by the Plan Administrator on behalf of the Participant.

4.
Common Stock will be acquired by the Plan Administrator for the Participants’ accounts, through either (i) the receipt from the Corporation of additional unissued but authorized Common Stock (“newly issued Common Stock”) or (ii) the purchase of outstanding Common Stock in the open market (“open-market purchases”).

a.
Market Premium. The Plan Administrator will acquire newly issued Common Stock on behalf of Participants if, on the distribution payment date, the closing market price per share of Common Stock on the NASDAQ Global Select Market (or if no sale is reported for such day, the midpoint of the reported bid and asked prices) plus estimated per share fees (which include any applicable brokerage commissions the Plan Administrator is required to pay) (the “Market Price”) is greater than the most recently published net asset value per Common Stock (“NAV”) (such condition referred to as a “market premium”). The number of shares of newly issued Common Stock to be credited to a Participant’s account will be determined by dividing the dollar amount of the distribution otherwise payable to the Participant by the greater of (i) the NAV or (ii) 95% of the Market Price on the distribution payment date.

b.
Market Discount. Unless otherwise instructed by the Corporation at the direction of its Board of Directors, the Plan Administrator will acquire Common Stock on behalf of Participants through open-market purchases if, on the distribution payment date, the Market Price is less than the most recently published NAV (such condition referred to as a “market discount”). In the event of a market discount on the distribution payment date, the Plan Administrator will have until the last business day before the next date on which the Common Stock trades on an “ex-distribution” basis or 30 days after the distribution payment date, whichever is sooner (the “last purchase date”), to invest the distribution amount in Common Stock acquired in open-market purchases. If shares are purchased in the open market with respect to a distribution, the number of shares to be credited to a Participant’s account shall be determined by dividing the dollar amount of the cash distribution otherwise payable to the Participant by the weighted average Market Price per share for all Common Stock purchased by the Plan Administrator in the open market. If the Plan Administrator is unable to invest the full distribution amount in open-market purchases, or if the market discount shifts to a market premium during the purchase period, the Plan Administrator may cease making open-market purchases and may use any uninvested portion to acquire newly issued shares. Investments in newly issued shares made in this manner would be made pursuant to the same process described above and the date of issue for such newly issued shares will substitute for the distribution payment date. If the Corporation instructs the Plan Administrator to purchase new shares of Common Stock when there is a market discount, the shares of Common Stock will be acquired in accordance with the terms of Section 4.a.

5.
There will be no fees with respect to shares of Common Stock issued directly by the Corporation. However, each Participant will pay the per share fees, currently $0.02 per share (which include any applicable brokerage commissions the Plan Administrator is required to pay) incurred in connection with open-market purchases. If a stockholder has shares held by a broker, such stockholder should contact his/her broker to participate in the Plan.

6.
The Plan Administrator may hold each Participant's shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator's name or that of its nominee. Upon request by a Participant, received through the Internet, by telephone or in writing no later than the record  date, the Plan Administrator will, instead of crediting shares to and/or carrying shares in a Participant's account, issue, without charge to the Participant, a Direct Registration Shares (“DRS”) statement registered in the Participant's name for the number of whole shares payable to the Participant and a check for any fractional share less any applicable fees.

7.
The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable after the date thereof provided all shares have been purchased. Although each Participant may from time to time have an undivided fractional interest (computed to six decimal places) in a share of Common Stock, no certificates for a fractional share will be issued. However, distributions on fractional shares will be credited to each Participant's account.

8.
The Plan Administrator will forward to each Participant any Corporation-related proxy solicitation materials and each Corporation report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.

9.	The automatic reinvestment of distributions will not relieve Participants of any U.S. federal, state or local income tax that may be payable (or required to be withheld) on such distributions.

10.
In the event that the Corporation makes available to its stockholders rights to purchase additional shares of Common Stock or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in DRS form in calculating the number of rights to be issued to the Participant.  Transaction processing may be either curtailed or suspended until the completion of any stock dividend, stock split or other corporate action.

11.	The Plan Administrator's service fee, if any, and expenses for administering the Plan will be paid for by the Corporation.

12.
Each Participant may terminate their account under the Plan (a) by so notifying the Plan Administrator via the Plan Administrator's website at www.computershare.com/investor, (b) by filling out the transaction request form located at the bottom of the Participant's Statement and sending it to Computershare Trust Company, N.A., P.O. Box 43006, Providence, RI 02940-3006 or (c) by calling the Plan Administrator at (800) 699-1236. Such termination will be effective immediately if the Participant's notice is received by the Plan Administrator prior to any distribution record date; otherwise, such termination will be effective only with respect to any subsequent distribution. The Plan may be terminated by the Corporation upon notice in writing mailed to each Participant at least 30 days prior to any payment date for the payment of any distribution by the Corporation. Upon any termination of an account by a Participant or of the Plan by the Corporation, the Plan Administrator will cause a DRS statement to be issued for the full shares held for the Participants under the Plan and a cash adjustment for any fractional share to be delivered to the Participant less any applicable fees. If a Participant elects by their Internet, telephone or written notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of their shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $2.50 transaction fee plus a $0.15 per share brokerage commission from the proceeds.

13.
These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of their account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving distributions, the Corporation will be authorized to pay to such successor agent, for each Participant's account, all distributions payable on shares of the Corporation held in the Participant's name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

14.
The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law. In administering the Plan, neither the Corporation, the Plan Administrator nor any broker/dealer selected by the Plan Administrator to execute transactions on behalf of Participants is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a Participant’s account upon such Participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for Participants.

The Plan Administrator is acting solely as agent of the Corporation and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan and there shall be no third-party beneficiaries of the Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities, unless it has knowledge to the contrary, as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances. No Participant shall have any authority or power to direct the number of shares purchased or the time or price at which shares may be purchased or sold, or to select the broker or dealer through or from whom purchases or sales are to be made by the Plan Administrator.

The Plan Administrator is authorized to choose a broker/dealer, including a broker/dealer that is an affiliate of the Plan Administrator, at its sole reasonable discretion to facilitate purchases and sales by Participants. Approval by the Corporation shall automatically be withdrawn in the event the broker/dealer becomes an affiliate of the Fund. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the Participant, and will provide written notice 10 business days in advance to the Corporation of any change in the broker/dealer utilized for Plan purchases and sales.

15.	These terms and conditions shall be governed by the laws of the State of New York.

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By and on behalf of
BLACKROCK TCP CAPITAL CORP.

/s/ Erik Cuellar
By:	Erik Cuellar
Title:	Chief Financial Officer

By and on behalf of
COMPUTERSHARE TRUST COMPANY, N.A.

/s/ Tyler Haynes
By:	Tyler Haynes
Title:	Vice President